                      NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Third Quarter Fiscal 2011 Results

•	Net sales of $27.8 million for Q3 FY 2011 increased 45% from Q3 FY 2010.

•	Q3 FY 2011 income from continuing operations was $1.2 million compared to a loss from continuing operations of $1.4 million in Q3 FY 2010.

•	Q3 FY 2011 continuing operations earnings per share of $0.04 per share compared to a prior year Q3 loss of $.05 per share.

Menomonee Falls, Wis., May 4, 2011 -- Magnetek, Inc. (“Magnetek” or “the Company”, NYSE: MAG) today reported the results of its 2011 fiscal third quarter ended April 3, 2011.

Third Quarter Results

In its third quarter of fiscal 2011, Magnetek recorded revenue of $27.8 million, a 45% increase from the third quarter of fiscal 2010 and a 7% sequential increase from the second quarter of fiscal 2011.  The increase in sales from the prior year quarter reflects significant year-over-year sales growth in both the Company’s traditional served markets as well as renewable energy markets.  Gross profit was $8.7 million (31% of sales) in the third quarter of fiscal 2011 versus $5.5 million (29% of sales) in the same period a year ago, while third quarter income from operations improved more than $2.6 million year-over-year.  Increased sales volume and, to a lesser extent, cost containment contributed to the expansion in both gross profit and operating income.
“Our third quarter results exceeded our expectations, highlighted by record sales of nearly $28 million and bookings of more than $31 million.  Our end markets continue to show signs of accelerating recovery, as evidenced by strong levels of bookings and sales in each of our major served markets.  Third quarter sales of renewable energy products more than doubled from prior year levels, while sales into material handling markets were up 30% year-over-year.  We believe we are well positioned to outpace overall economic growth rates with our continuing focus on new product introductions, the expected increasing demand for our traditional products, and our growth prospects in renewable energy markets,” said Peter McCormick, Magnetek’s president and chief executive officer.
Total operating expenses, consisting of research and development (R&D), pension expense, and selling, general and administrative (SG&A) costs, were $7.3 million in the third quarter of fiscal 2011 compared to operating expenses of approximately $6.6 million in the prior-year period.  Compared to the prior year third quarter, current year operating expenses were impacted by higher R&D expenses, higher variable selling expenses and increased incentive compensation provisions, partially offset by lower pension expense.
Income from operations in the third quarter of fiscal 2011 was $1.5 million compared to a loss from operations of $1.2 million for the same period last year.  Income from continuing operations after provision for income taxes in the third quarter of fiscal 2011 was $1.2 million or $.04 per share, compared to a loss from continuing operations of $1.4 million, or a $.05 loss per share, in the same period last year.  Including results of discontinued operations, the Company recorded net income of $.03 per share in the third quarter of fiscal 2011 versus a net loss of $.05 per share in the third quarter of fiscal 2010.
Unrestricted cash balances decreased by $0.8 million during the third quarter of fiscal 2011 to $5.8 million at April 3, 2011, reflecting higher working capital requirements and cash contributions of $3.0 million to the Company’s defined benefit pension plan in the third quarter.

Operations and Outlook

Total bookings for the third quarter of fiscal 2011 were $31.5 million, resulting in a book-to-bill ratio for the quarter of 113%.  Total Company order backlog of $26.1 million at April 3, 2011, represents a 79% increase from the $14.5 million backlog at the end of the prior year third quarter.  Bookings of products for material handling applications were $15.6 million in the third quarter of fiscal 2011, a 29% increase over prior year third quarter bookings of $12.1 million.  In addition, the Company received orders valued at nearly $8 million for its E-Force® renewable energy inverters during the third quarter of fiscal 2011.
“Order rates and backlog levels continue to increase in our traditional markets and recent economic data indicates a continued expansion in U.S. manufacturing activity.  As a result, we remain optimistic that conditions will continue to improve in our business during the fourth quarter of fiscal 2011, which has historically been a seasonally stronger quarter for us,” said Mr. McCormick.  “In addition, the prospect of future higher energy prices could positively impact our business going forward, as our product offerings across all served markets focus on efficient delivery and consumption of energy,” added McCormick.
The Company currently expects sales for the fourth quarter of fiscal 2011 to reflect a sequential increase from the current year third quarter sales of $27.8 million, mainly due to expected higher seasonal demand in material handling markets.   Gross margins in the fourth quarter of fiscal 2011 are expected to increase from the 31% achieved in the third quarter of fiscal 2011, due mainly to a favorable shift in the Company’s projected sales mix.  The Company expects operating expenses in the fourth quarter of fiscal 2011 to increase slightly sequentially from third quarter levels, due to higher volume-related selling expenses and incentive compensation provisions.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003.  Both the annual pension expense as calculated under U.S. generally accepted accounting principles (“GAAP”) as well as Company contributions to the pension plan, as calculated under the Pension Protection Act of 2006 as amended, have been significant for the past several years.
In response to the level of the Company’s projected pension funding obligations relative to its current operating cash flows, the Company filed an application with the Internal Revenue Service (“IRS”) in February 2011 for a waiver of its minimum funding requirements (contributions) for the pension plan year 2011.  The amount of the funding waiver requested was approximately $17 million, scheduled to be funded in quarterly installments from April 2011 through January 2012, with a final installment due in September 2012.  Due to the pending funding waiver application, the Company is not required to make scheduled plan year 2011 contributions until the Company is notified by the IRS of a decision concerning the funding waiver.  As a result, the scheduled quarterly installment of $3.3 million due on April 15, 2011, was not made.
In the event the funding waiver is granted, the 2011 plan year scheduled contributions of $17 million would be deferred and amortized with interest over plan years 2012 through 2016.  In the event the funding waiver is not granted, the Company would be obligated to make its plan year 2011 minimum funding contributions by September 2012 at the latest, with the contribution amount increasing due to interest and penalties through the actual date of contribution.  The current rate of interest is approximately 6% while the current penalty rate, applied to the late period only, is 5%.
Company management believes that receipt of a funding waiver would have a significant favorable impact on the Company’s cash flow, mainly in fiscal year 2012, and would also enable the Company to increase its cash reserves while continuing to invest additional resources in growth opportunities.  At the same time, receipt of a funding waiver would defer contributions from the current period of historically low interest rates.  An increase in interest rates during the waiver period could have a significant favorable impact on the Company’s funding obligation as measured upon expiration of the waiver period.
The Company’s pension plan assets were approximately $134 million as of March 31, 2011, while annual payments from plan assets to participants in pay status have averaged approximately $12 million over the past several years.  As a result, the Company currently does not expect pension plan participants to be negatively impacted by the funding waiver process, nor does the Company expect any interruption in payments to participants resulting from the waiver process.
Fiscal 2011 annual pension expense per GAAP is expected to total $6.5 million, a decrease of approximately $1.7 million from fiscal 2010 pension expense.  Fiscal 2012 pension expense per GAAP would not be significantly impacted by a funding waiver as described above, but receipt of a funding waiver could impact pension expense beyond fiscal 2012 due to contributions not made during the waiver period.  Pension expense for fiscal year 2012 is currently projected to decline by more than $1 million compared to fiscal 2011 pension expense, however, the actual amount of the decline will be dependent on interest rates, expected asset return rates and the value of pension plan assets at the end of June 2011.

Company Webcast
This morning, at 11:00 a.m. Eastern Daylight Time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2011 third quarter results.  The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com.  A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days.  A replay of the call also will be available through May 11, 2011, by phoning 706-645-9291 (Conference ID # 58092470).
Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fourth quarter of fiscal year 2011 and for fiscal 2012.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(40 weeks)	(39 weeks)
	April 3,	March 28,	April 3,	March 28,
Results of Operations:	2011	2010	2011	2010
Net sales	$27,831	$19,185	$78,774	$56,251
Cost of sales	19,087	13,721	54,016	39,287
Gross profit	8,744	5,464	24,758	16,964
Research and development	1,117	1,002	3,186	2,898
Pension expense	1,594	2,052	4,905	6,155
Selling, general and administrative	4,551	3,576	12,859	11,123
Income (loss) from operations	1,482	(1,166)	3,808	(3,212)
Interest income	-	(11)	(1)	(27)
Income (loss) from continuing operations before
provision for income taxes	1,482	(1,155)	3,809	(3,185)
Provision for income taxes	241	251	528	612
Income (loss) from continuing operations	1,241	(1,406)	3,281	(3,797)
Loss from discontinued operations	(270)	(207)	(803)	(836)
Net income (loss)	$971	$(1,613)	$2,478	$(4,633)

Per common share - basic and diluted:
Income (loss) from continuing operations	$0.04	$(0.05)	$0.10	$(0.12)
Loss from discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.03)
Net income (loss) per common share	$0.03	$(0.05)	$0.08	$(0.15)

Weighted average shares outstanding:
Basic	31,327	31,098	31,305	31,025
Diluted	31,858	31,098	31,703	31,025

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	April 3,	March 28,	April 3,	March 28,
Other Data:	2011	2010	2011	2010
Depreciation expense	$254	$259	$693	$774
Amortization expense	13	13	40	39
Capital expenditures	256	284	411	977

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	April 3,
	2011	June 27,
	(Unaudited)	2010
Cash	$5,802	$8,244
Restricted cash	262	262
Accounts receivable	18,617	16,436
Inventories	14,249	10,285
Prepaid and other current assets	574	480
Total current assets	39,504	35,707

Property, plant & equipment, net	3,561	3,825
Goodwill	30,514	30,443
Other assets	5,461	6,125

Total assets	$79,040	$76,100

Accounts payable	$10,864	$9,887
Accrued liabilities	6,453	4,957
Total current liabilities	17,317	14,844

Pension benefit obligations, net	69,228	77,914
Other long-term obligations	1,312	1,461
Deferred income taxes	6,541	5,818

Common stock	313	312
Paid in capital in excess of par value	139,634	138,965
Accumulated deficit	(4,144)	(6,622)
Accumulated other comprehensive loss	(151,161)	(156,592)
Total stockholders' deficit	(15,358)	(23,937)

Total liabilities and stockholders' deficit	$79,040	$76,100